Exhibit 99.1


                                     Media Contact:  David Lanzillo
                                                     607-377-8259
                                                     lanzillodt@worldkitchen.com
                                                     ---------------------------



              WORLD KITCHEN, INC. ANNOUNCES SECOND QUARTER RESULTS


  - SALES AND INCOME RESULTS REFLECT SLOWER 2001 RETAIL ENVIRONMENT AND EXIT OF THE COMPANY'S CLEANING PRODUCTS BUSINESS.

  - COMPANY PROGRESSING WITH PREVIOUSLY-ANNOUNCED RESTRUCTURING PLAN DESIGNED TO IMPROVE COST STRUCTURE AND CUSTOMER SERVICE CAPABILITIES.


     ELMIRA, N.Y, August 13, 2001 - WKI Holding Company, Inc., which operates as World Kitchen, Inc., today announced results for its second fiscal quarter ended July 1, 2001.

SECOND QUARTER 2001 OPERATING RESULTS

     The Company's second quarter net sales were $162.8 million, compared to year 2000 second quarter net sales of $174.3 million. The net sales decline of $11.5 million generally reflects a slower retail economy in 2001 versus 2000, as well as the Company's exit of its cleaning products business. Excluding the impact of the cleaning products line, net sales for the second quarter of 2001 declined $6.5 million versus the second quarter of 2000.

     Net loss for the quarter was $37.1 million, which includes a $15.0 million charge, reflecting the Company's progress on the implementation of its previously-announced restructuring plan. Year 2000 second quarter net loss was $34.2 million and included $9.5 million in integration related expenses and a $2.9 million provision for close-out of inventories related to the sale of the Company's cleaning products line.


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     Gross profit for the second quarter of 2001 was $42.3 million, a decrease of $9.6 million when compared to second quarter 2000 gross profit of $51.9 million. As a percentage of net sales, gross profit decreased to 26.0% in the second quarter of 2001 from 29.8% in the second quarter of 2000.

     The decrease in gross profit is primarily attributable to the decline in net sales, a shift in channel mix, and the Company's decision to discontinue a significant number of stock-keeping units (SKUs) across all product lines to reduce inventory and warehousing costs and improve customer service. A substantial portion of these discontinued products were liquidated in the first half of 2001.

     Selling, general and administrative expenses for the second quarter 2001 were $41.8 million, a decrease of $11.9 million from $53.7 million in the second quarter of 2000. As a percentage of net sales, selling, general and administrative expenses decreased in the second quarter to 25.6% from 30.8% in the second quarter of 2000.

     EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) was $10.0 million in the second quarter of 2001, excluding a $15.0 million charge for restructuring and rationalization. Second quarter 2000 EBITDA was $8.9 million and excluded $9.5 million in integration related expenses and a $2.9 million provision for close-out of inventories related to the sale of the Company's cleaning products business.

     "Despite weaknesses in the economy, which are affecting overall sales, we continue to make progress in restructuring our operations in order to reduce costs and improve our customer service performance," said Steven Lamb, World Kitchen president and CEO. "These efforts have led to a decline in Selling, General and Administrative spending, reflecting the


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continued commitment from World Kitchen partners worldwide to closely manage all discretionary spending, aggressively attack our cost base and position World Kitchen for future business growth and improved financial performance."

     The company's successful new product introductions positively contributed to operating results. Highlights include the launch of the CorningWare(R) Tableware line, Chicago Cutlery(R), OXO SteeL(TM) line of stainless steel kitchen tools and utensils, and OXO Good Grips(TM) enamel tea kettles, garden tools and cutlery products. Also noteworthy was the successful introduction of Martha Stewart rangetop and kitchenware items at K-Mart.

YEAR TO DATE OPERATING RESULTS

     Year to date net sales for the first half of 2001 were $333.6 million, a decrease of $28.6 million versus the first half of 2000 net sales of $362.2 million. Excluding the impact of the cleaning products line, net sales for the first half of 2001 declined $18.9 million versus the first half of 2000.

     The net sales decline was primarily attributable to the exit of the cleaning product line as well as lower volumes in certain international markets and the Company's factory stores.

     Gross profit for the first half of 2001 was $90.8 million, a decrease of $21.7 million when compared to $112.5 million in the first half of 2000. As a percentage of net sales, gross profit decreased to 27.2% in the first half of 2001 from 31.1% in the first half of 2000.

     EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) for the first half of 2001 was $19.1 million, excluding a $37.1 million charge for restructuring and rationalization. First half 2000 EBITDA was $25.9 million and excluded $14.1 million in integration related expenses and a $2.9 million provision for close-out of inventories related to the sale of the Company's cleaning products business.


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CREDIT FACILITY UPDATE

     The Company also said that in conjunction with its previously-announced Amended and Restated Credit Agreement it has secured $50.0 million in long-term funding commitments, effective upon the termination of the current $50.0 million short-term line of credit from Borden Inc., an affiliate of the Company's parent. These commitments consist of a secured revolving credit facility of $25.0 million and a $25.0 million revolving credit facility from Borden, Inc., which will become effective on August 16, 2001. Both of these credit facilities mature on March 30, 2004.

     "Borden's continued confidence and support are great assets to us as we work to reinvent our operational capabilities and transform World Kitchen into a leader in the housewares industry," said Mr. Lamb.

     World Kitchen's principal products are glass, glass ceramic and metal cookware, bakeware, kitchenware, tabletop products and cutlery sold under well-known brands including CorningWare(R), Pyrex(R), Corelle(R), Visions(R), Revere(R), EKCO(R), Baker's Secret(R), Chicago Cutlery(R), OXO(R) and Grilla Gear(R). World Kitchen has been an affiliate of Borden, Inc. and a member of the Borden Family of Companies since April 1998. The Company currently has major manufacturing and distribution operations in the United States, Canada, United Kingdom, South America and Asia-Pacific regions. Additional information can be found at: www.worldkitchen.com.
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Certain matters discussed in this press release are forward-looking statements based on World Kitchen's current expectations and estimates as to prospective events about which World Kitchen can give no firm assurance. These forward-looking statements are based on management's expectations as of the date hereof, and World Kitchen does not undertake any responsibility to update any of these statements in the future. Actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of the factors set forth in filings with the Securities and Exchange Commission. See the cautionary statement relating to forward-looking statements filed with the SEC in WKI Holding Company's Quarterly Report on Form 10-Q for the period ended July 1, 2001.


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